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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))

                               VISX, INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

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     (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

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     (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:


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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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                                   [VISX LOGO]

May 3, 1999

To Our Shareholders,

Approval of Proposal No. 4 in VISX's 1999 Proxy Statement is essential to VISX's ongoing growth and financial success, benefiting all VISX shareholders. Proposal No. 4 describes an amendment to VISX's 1995 Stock Plan which will extend the plan, including the automatic share increase provisions, for an additional five-year period through December 2005.

We urge you to vote in favor of Proposal No. 4, notwithstanding the result tabulated by the Institutional Shareholder Services' quantitative model.

1995 STOCK PLAN: KEY TO VISX'S LEADERSHIP POSITION
In fourteen years VISX has transformed itself from a start-up into a worldwide leader in the development of proprietary technologies and systems for laser vision correction, achieving a greater than $4 billion market capitalization. The use of stock options in hiring, retaining and motivating the most talented people within the available human resource pool has been critical to our business success (including market share gains, revenue growth and profitability) which, in turn, has generated remarkable gains in VISX stock for our shareholders.

Our challenge in this employment market is to ensure that employees, our most significant asset, are appropriately recognized, rewarded, and encouraged to stay with VISX, help it grow, and by doing so, continue to add shareholder value. Every VISX employee receives some number of options when they join the Company. We believe stock options are essential to attracting the best available candidates and retaining our talented employee base. Indeed, stock options have become indispensable currency in the current market for technically skilled employees here in the Silicon Valley.

1995 STOCK PLAN: APPROVED ONCE BEFORE
Despite a negative recommendation from ISS when it was first proposed, shareholders overwhelmingly approved the 1995 Stock Plan, with the original five-year automatic share increase feature, at the 1996 Annual Meeting of Stockholders. The vote in favor of the 1995 Plan has enabled the Company to attract and retain qualified employees in the years since its approval.

Since VISX's fiscal year 1996:

o Revenues have grown 39% annually and operating income has grown over 100% annually.

o Operating income has increased from 20% in 1996 to over 44% in 1998 (as percentage of total revenue).

o We have received the broadest range of FDA approved indications, and we are now the clear market share leader in the United States.

VISX returned to shareholders approximately a 295% increase in share price since the end of VISX's FY1996, versus the S&P Medical Products returning approximately 80%. (Please refer to the Performance Graph Comparison of Five-Year Cumulative Total Return in VISX's Proxy Statement, page11.)

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1995 STOCK PLAN: AN ENABLING INITIATIVE
We believe the 1995 Stock Plan will have the following advantages:

o The proposed extension allows the Company to continue its broad based plan to issue options to all employees.

o The ability to grant stock options is critical, especially here in the Silicon Valley, to attracting and retaining the talent of key employees, essential to the Company's long-term growth and success. At the end of 1998 we employed approximately 200 people, but still were able to lead the market with the best combination of advanced technology, manufacturing quality, service, customer training and patient care, or as we call it "the VISX Experience."

o The use of stock options has proven very successful in aligning shareholder and Company objectives.

o Our overall employee voluntary turnover rate in roughly half the turnover rate in the Northern California Region according to the 1998 Radford Benchmark Salary Survey. We believe stock options are a critical factor to maintaining stability within the VISX employee base.

In summary, we urge you to support the Company and to vote in favor of Proposal No. 4. If we can provide any further information regarding this matter, please do not hesitate to call Tim Maier, Executive Vice President and Chief Financial Officer, at 408-773-7003.

Regards,

/s/ Mark B. Logan
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Mark B. Logan
Chairman of the Board and
Chief Executive Officer